Exhibit 5.1

April 20, 2017

Board of Directors
MVB Financial Corp.
301 Virginia Avenue
Fairmont, West Virginia 26554

Ladies and Gentleman:

We have acted as special West Virginia counsel for MVB Financial Corp., a West Virginia corporation (the “Company”), in connection with the matters set forth herein. This opinion is being delivered in connection with the Registration Statement on Form S-3, Registration No. 333-208949 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement, dated March 13, 2017 (the “Prospectus Supplement”). The Prospectus Supplement relates to an offering by the Company, to its shareholders of record as of March 10, 2017, of non-transferable subscription rights (the “Rights”) to purchase shares of the Company’s common stock, $1.00 par value per share, at a price of $11.50 per share (the “Rights Offering”). No more than an aggregate of 434,783 shares of the Company’s common stock (the “Shares”) may be issued and sold by the Company in connection with the Rights Offering.

In connection with the issuance of this opinion, we have examined such documents, including (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Articles of Incorporation of the Company, as amended through the date hereof, (iv) the Bylaws of the Company, as amended through the date hereof and (v) resolutions of the Board of Directors of the Company relating to the Rights Offering, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon representations of officers of the Company and of public officials.

48 Donley Street | Suite 800 | | Post Office Box 615 | Morgantown, West Virginia 26507-0615
www.spilmanlaw.com | 304.291.7920 | 304.391.7979 fax

West Virginia North Carolina Pennsylvania Virginia

Based upon and subject to the foregoing and the further qualifications and limitations set forth below, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor upon exercise of the Rights, are validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the laws of the State of West Virginia. We assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

We hereby consent to your filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

SPILMAN THOMAS & BATTLE, PLLC